UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D. C. 20549


                                    FORM 8-K


                CURRENT REPORT PURSUANT TO SECTION 13 OR 15(D)
                  OF THE SECURITIES AND EXCHANGE ACT OF 1934


                       Commission File Number 0-16852

                        Date of Report:  June 2, 1998


                             KOMAG, INCORPORATED
                                (Registrant)



                      Incorporated in the State of Delaware
                I.R.S. Employer Identification Number 94-2914864
               1704 Automation Parkway, San Jose, California 95131
                            Telephone: (408) 576-2000

ITEM 5:  OTHER EVENTS


The Company issued the following press release on June 2, 1998:


                     Komag Updates Second Quarter Outlook
           and Announces Actions to Address Weak Market Conditions


FOR IMMEDIATE RELEASE:


San Jose, California (June 2, 1998): Komag, Incorporated (Nasdaq: KMAG), a leading independent supplier of thin-film media for computer hard disk drives, today announced that the company will record a one-time charge to earnings of $135-185 million in the second quarter ending June 28, 1998. The cash component is estimated at approximately 5-10% of the charge. The second quarter charge is comprised of an impairment charge that effectively reduces asset valuations to reflect the economic effect of recent industry price erosion for disk media and the projected underutilization of the company's production equipment and facilities. The one-time charge also includes provisions for facility closure expenses and severance-related costs. The company plans to reduce its U.S. and Malaysian workforce of 4,800 employees by 10% through attrition and a reduction in force.

Komag's management will hold a conference call at 5 p.m. eastern daylight time today to discuss the contents of this press release. Komag tentatively plans to release actual second quarter results on Thursday, July 16, 1998 after the close of the market.

Second Quarter Update:

"At the beginning of the second quarter we anticipated that Komag's net sales would rebound sharply from the $76.1 million recorded in the first quarter of 1998 into the $100-125 million range. Several customers recently lowered their orders for our disk products in response to downward adjustments in their hard disk drive production build schedules. As a result, we now expect second quarter net sales to be in the $75-85 million range. Excluding the one-time charge, we expect to post a net loss in the second quarter similar in magnitude to the $58 million net loss recorded in the first quarter of 1998," said Stephen C. Johnson, president and chief executive officer of Komag, Incorporated.

"Recent changes in customer demand and our current belief that the media industry's supply/demand imbalance will extend into 1999 have caused us to adjust our expectations for the utilization of our installed production capacity. In light of these changed expectations, we are reducing the carrying value of the company's assets. Additionally, we will limit our capital expenditures in the second half of 1998 to approximately $15 million. As a result, our capital expenditures for 1998 should be about $100 million instead of the $120 million originally budgeted for this year," said Johnson.

"Capital expenditures in the first half of 1998 largely reflect the costs to implement advancements in our substrate and sputtering process technologies. Customer feedback on our new product offerings that incorporate these new technologies has been very favorable. We recently began shipment of next-generation disks that store 3.4 gigabytes (GB) of data on a 3-1/2 inch disk, our second product offering using epitaxial sputtering technology on the company's upgraded in-line sputtering machines. Importantly, our new epitaxial products are entering volume production at the highest introductory yield level achieved at Komag during the past two years. Additionally, our customers are obtaining high drive assembly yields with these new products," said Johnson.

"We were recently selected to supply advanced disk media to the industry's first 3-1/2 inch giant magnetoresistive (GMR) disk drive program. This GMR media program is scheduled to enter volume production in the second half of 1998. Using our new substrate and epitaxial sputtering technologies, Komag's advanced product development team has also demonstrated the capability to manufacture 3-1/2 inch disks that can store 7.5 GB of data with GMR heads," said Johnson.

An expected sequential improvement in second quarter operating results at Asahi Komag Co., Ltd. (AKCL), the company's 50%-owned unconsolidated Japanese joint venture, will be offset by additional equipment write-offs at AKCL. Consequently, Komag's share of AKCL's net loss is expected to approximate the $9.9 million equity loss of the first quarter. AKCL expects to record improving operating results in the third and fourth quarters of 1998 based on continuing success with new product qualifications.

At the end of May the company had $165 million in cash and investments. The size of the company's expected second quarter net loss will result, unless cured, in a technical default under the company's various bank credit lines at the end of the quarter. The company currently has $260 million of bank borrowings outstanding. The company's borrowing capacity will be subject to the successful re-negotiation of the terms of these agreements and/or the negotiation of new financing arrangements. The company is currently in discussions with existing and potential new lenders about these matters.

Business Outlook:

"The company believes that overall unit shipments for the disk media industry in 1998 will be relatively flat compared to 1997. A trend toward fewer platters per disk drive, improving disk drive manufacturing yields, and a concerted effort by disk drive suppliers to reduce disk drive inventories should translate into a slower recovery for the media industry in 1998 when compared to the recovery of the overall disk drive market. In addition, the increased capacity and capability of captive media suppliers will result in a decline in the merchant disk market available to independent media suppliers this year. Due to the high level of vertical integration within Komag's customer set, this market change has had a pronounced negative effect on our actual and projected unit shipment volumes for 1998. Due to an ample supply of media at favorable pricing and the difficult market conditions in the disk drive market, we expect that captive media suppliers may begin either to slow or defer capacity expansion plans. If this occurs and the overall market strengthens, the merchant market should resume a pattern of growth, thus increasing our opportunity for higher unit volumes in 1999 and beyond," said Johnson.

"As part of our plan to reduce the company's cost structure, we will cease operations at our oldest San Jose, California plant before expiration of the building lease in July 1999. After closure of this facility, we will operate five state-of-art production facilities encompassing nearly 1.2 million square feet of manufacturing space. Approximately 75% of this manufacturing space is located in Southeast Asia. These facilities are closer to our customers' disk drive assembly plants in Southeast Asia and enjoy certain cost and tax advantages over U.S.-based manufacturing plants.

"Based on our current outlook, we expect to return to profitability in the first half of 1999 subject to stabilization in industry media pricing, continued success with new product introductions, and realization of projected cost reductions and yield improvements. While the majority of our production equipment and facilities remain physically in place, the one-time second quarter charge will effectively lower the depreciation bases of these assets, thus improving our fixed cost structure. Additionally, we have instituted an aggressive cost reduction program for direct materials and operating supplies. Significant cost reduction opportunities have been identified and several are in process of being implemented. With the recent introduction of our new advanced substrate technology into manufacturing we have seen noticeable yield improvement on our production lines. We anticipate that these actions will support gross margins in the mid to high 20% range by the second half of 1999," said Johnson.

"Our actions today, although painful, position us to emerge from this turbulent period as a stronger and more competitive company. Our decision to leave capable production assets physically in place at the company's manufacturing facilities provides us with several advantages. First, we will be able to limit 1999 capital expenditures to approximately 50% of our 1998 spending rate. At such a spending level and with profitable operating results, we expect to generate substantial positive cash flow during 1999. Second, should the market rebound more quickly than we currently anticipate, we can support increased disk needs of our customers by re-staffing our idle production lines. Longer-term, we expect to succeed by offering our customers superior products at very competitive prices," said Johnson.

Forward-Looking Statements:

The above business outlook contains predictions, estimates and other forward-looking statements that involve a number of risks and uncertainties. While this outlook represents Komag's current judgment on the future direction of the business, actual results may differ materially from any future performance suggested above. Factors that could cause actual results to differ include the following: availability of sufficient cash resources; changes in the industry supply-demand relationship and related pricing for enterprise and desktop disk products; timely and successful product qualification of next-generation products; timely and successful deployment of new process technologies into manufacturing; utilization of manufacturing facilities; changes in manufacturing efficiencies, in particular product yields; extensibility of process equipment to meet more stringent future product requirements; vertical integration and consolidation within the company's limited customer base; increased competition; structural changes within the disk media industry, availability of certain sole-sourced raw material supplies; and the risk factors listed in the company's various SEC filings, including its Form 10-K for the year ended December 28, 1997. The company undertakes no obligation to publicly release the result of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

About Komag:

Founded in 1983, Komag, Incorporated has produced over 340 million thin-film disks, the primary storage medium for digital data used in computer disk drives. The company is well positioned as the broad-based strategic supplier of choice for the industry's leading disk drive manufacturers. Through its highly automated factories in the United States, Japan, and Southeast Asia, Komag provides high quality, leading-edge disk products at a low overall cost of ownership. These attributes enable Komag to partner with customers in the execution of their time-to-market design and time-to-volume manufacturing strategies.

For more information about Komag, visit Komag's Internet home page at http://www.komag.com or call Komag's Investor Relations 24-hour Hot Line at
888-66-KOMAG or 408-576-2901.

Contact:        Komag, Incorporated, San Jose, California
                David H. Allen or William L. Potts, Jr.
                408-576-2000 or via e-mail at ir_web@komag.com

                            SIGNATURES


Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Jose, State of California, on June 8, 1998.




                       KOMAG, INCORPORATED
                          (Registrant)




DATE: JUNE 8, 1998                           BY: /s/ WILLIAM L. POTTS, Jr.
                                             William L. Potts, Jr.
                                             Senior Vice President and
                                             Chief Financial Officer